UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2025

NioCorp Developments Ltd.

(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation)	000-55710 (Commission File Number)	98-1262185 (IRS Employer Identification No.)

7000 South Yosemite Street, Suite 115
Centennial, Colorado 80112
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (720) 639-4647

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	NB	The Nasdaq Stock Market LLC
Warrants, each exercisable for 1.11829212 Common Shares	NIOBW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 1, 2025, Elk Creek Resources Corp. (“ECRC”), a wholly-owned subsidiary of NioCorp Developments Ltd. (the “Company”), closed on its option to purchase three parcels of land in Johnson County, Nebraska (the “Property”), pursuant to the terms of the Option to Purchase, dated as of December 4, 2009, as amended, and the Option to Purchase, dated December 4, 2014, as amended, each between Roger and Nancy Woltemath (the “Owners”) and ECRC (together, the “Option Agreements”). Pursuant to the terms of the Option Agreements, the Owners sold, transferred, conveyed and assigned to ECRC all of their rights, privileges, title and interest in and to the surface rights with respect to one of the parcels (consisting of the property known as Woltemath80S) and to the surface rights and associated mineral rights with respect to the other two parcels (consisting of approximately 1.66 acres of the property known as Woltemath002).

The Option Agreements provided for a purchase price calculated based on the appraised value per acre of the parcels of land. The aggregate purchase price was approximately $2.7 million. On the closing date of the purchase of the Property, the Company recorded a decrease in cash under current assets on its consolidated balance sheet of approximately $2.7 million, reflecting the payment of the purchase price and other direct costs, and recorded a corresponding increase in land under non-current assets on its consolidated balance sheet of approximately $2.7 million, reflecting the purchase price of the acquired assets.

signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2025

NIOCORP DEVELOPMENTS LTD.
By:	/s/ Neal S. Shah
Name:	Neal S. Shah
Title:	Chief Financial Officer